Exhibit 99.1

News Release

L.B. FOSTER REPORTS FIRST QUARTER OPERATING RESULTS

PITTSBURGH, PA, May 1, 2018 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported first quarter 2018 net loss of $2.0 million, or $0.20 per diluted share, which included:

•	Sales increased by 3.2% from the prior year quarter to $122.5 million.

•	Gross profit margin of 18.0% compared to 17.9% in the prior year.

•	New orders increased by 8.1% from the prior year quarter. This is the highest level of new orders since the three months ended March 31, 2014.

•	An increase in backlog of 32.0% from December 31, 2017 to $220.3 million. This is the highest level of backlog since September 30, 2014.

•	Debt was reduced by $27.6 million during the quarter to $102.4 million.

•
Net cash provided by operating activities for the quarter totaled $2.6 million compared to $10.7 million in the prior year quarter. The $8.2 million decline is primarily a result of the increase in bonus payments in the amount of $4.1 million compared to the prior year and inventory increases of $3.8 million in the first quarter of 2018 due to stronger anticipated revenue outlook for the second quarter of 2018.

First Quarter Results

•
First quarter net sales of $122.5 million increased by $3.8 million, or 3.2%, compared to the prior year quarter due to increases in Tubular and Energy Services (Tubular) sales of 26.0% and Rail Products and Services (Rail) of 10.1%. These increases were partially offset by a reduction in Construction Products (Construction) sales of 22.6%.

•
Gross profit margin was 18.0%, 10 basis points higher than the prior year quarter. The Tubular segment increased 290 basis points over the prior year period from strength within the midstream and upstream markets we serve. This increase was offset by reductions within the Construction segment of 220 basis points and the Rail segment of 60 basis points compared to the prior year.

•
First quarter new orders were $176.0 million, an 8.1% increase from the prior year quarter, due to increases in each of the three segments: Rail new orders increased 10.2%, Tubular new orders increased 9.6%, and Construction new orders increased 3.0%. This resulted in the highest level of new order activity since the three months ended March 31, 2014.

•
Backlog was $220.3 million at March 31, 2018, a 12.8% increase that was supported by increases in each of the three segments. Rail segment backlog increased $13.3 million, or 14.5%, Construction segment backlog increased $6.6 million, or 8.3%, and Tubular segment backlog increased $5.2 million, or 21.1%, compared to the prior year period. This is the Company's highest reported backlog level since September 30, 2014.

•	Net loss for the first quarter 2018 was $2.0 million, or $0.20 per diluted share, compared to a net loss of $2.4 million, or $0.23 per diluted share, last year.

•
First quarter EBITDA[1] (earnings before interest, taxes, depreciation, and amortization) was $5.1 million which was flat to the first quarter of 2017. This includes increased litigation costs of $1.2 million related to the Union Pacific Rail Road (UPRR) matter compared to the prior year period.

1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA.

•	Selling and administrative expenses in the first quarter increased by $1.2 million, or 6.4%. The increase was comprised of an increase in litigation costs of $1.2 million related to the UPRR matter.

•	Interest expense was $2.0 million in the first quarter of 2018, compared to $2.1 million in the prior year quarter. The decrease was attributable to a reduction in debt levels.

•
Net cash provided by operating activities for the quarter totaled $2.6 million compared to $10.7 million in the prior year quarter. The $8.2 million decline is primarily a result of the increase in employee bonus payments of $4.1 million and inventory increases of $3.8 million to support our first quarter order activity and stronger anticipated revenue outlook for the second quarter of 2018.

•
The Company’s income tax expense for the first quarter was $0.5 million, which primarily related to income taxes in foreign jurisdictions. The Company has a full valuation allowance against its U.S. deferred tax assets; therefore, no tax benefit was recorded on domestic operations.

•
Total debt decreased by $27.6 million, or 21.3%, in the first quarter to $102.4 million as compared to $130.0 million at December 31, 2017. The decrease was primarily related to the $24.7 million repatriation of international cash that was applied against the debt balance.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, “The Company's first quarter results continue to reflect the actions we have taken to improve operations along with improving market conditions. Net sales of $122.5 million, new orders of $176.0 million, and an ending backlog of $220.3 million for the first quarter are the result of strong new orders driven by rail and energy market spending as well as significant projects secured across a number of product divisions. This is the highest level of new orders and backlog we have seen since 2014. The U.S. energy markets continued to improve, and our actions to restore profitability in the Tubular and Energy Services segment led to a substantial improvement in segment gross profit in the first quarter."

Mr. Bauer added, "Our progress in restoring profitability over the last twelve months has enabled our interest rate spread to be reduced by 75 basis points per the terms of our loan agreement. We will see the impact of this reduced interest rate starting in the second quarter of 2018. We reduced our debt by $27.6 million during the last three months and our net debt to EBITDA ratio ended at 2.55x over the last twelve months."

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2018 operating results on Tuesday, May 1, 2018 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 877-407-0784 (U.S. & Canada) or 201-689-8560 (International) and providing access code 13678240.

About L.B. Foster Company
L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations; the outcome of litigation and product warranty claims; decisions regarding our strategic growth initiatives, market position, and product development; all of which are based on current estimates that involve inherent risks and uncertainties. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: environmental matters, including any costs associated with any remediation and monitoring; a resumption of the economic slowdown we experienced in previous years in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of materials from our major suppliers as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers' concerns about conflict minerals; labor disputes; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts, including as a result of any interpretations, regulatory actions, and amendments to the Tax Cuts and Jobs Act (the “Tax Act”); foreign currency fluctuations; inflation; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s pending exit from the European Union; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; the loss of future revenues from current customers; and risks inherent in litigation. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K and our other periodic filings with the Securities and Exchange Commission.

Investor Relations:
Judith Balog
(412) 928-3417
investors@lbfoster.com

L.B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Sales of goods	$91,811	$97,629
Sales of services	30,643	21,073
Total net sales	122,454	118,702
Cost of goods sold	75,300	79,401
Cost of services sold	25,126	18,049
Total cost of sales	100,426	97,450
Gross profit	22,028	21,252
Selling and administrative expenses	20,458	19,227
Amortization expense	1,785	1,759
Interest expense	1,958	2,108
Interest income	(71)	(56)
Equity in loss of nonconsolidated investments	3	200
Other (income) expense	(608)	5
	23,525	23,243
Loss before income taxes	(1,497)	(1,991)
Income tax expense	525	431
Net loss	$(2,022)	$(2,422)
Basic loss per common share	$(0.20)	$(0.23)
Diluted loss per common share	$(0.20)	$(0.23)
Dividends paid per common share	$—	$—
Average number of common shares outstanding — Basic	10,351	10,319
Average number of common shares outstanding — Diluted	10,351	10,319

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,984	$37,678
Accounts receivable - net	76,828	76,582
Inventories - net	101,052	97,543
Prepaid income tax	246	188
Other current assets	12,418	9,120
Total current assets	201,528	221,111
Property, plant, and equipment - net	93,892	96,096
Other assets:
Goodwill	20,129	19,785
Other intangibles - net	56,001	57,440
Investments	159	162
Other assets	1,711	1,962
Total assets	$373,420	$396,556
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$63,595	$52,404
Deferred revenue	10,221	10,136
Accrued payroll and employee benefits	6,282	11,888
Accrued warranty	8,706	8,682
Current maturities of long-term debt	652	656
Other accrued liabilities	10,197	9,764
Total current liabilities	99,653	93,530
Long-term debt	101,752	129,310
Deferred tax liabilities	8,554	9,744
Other long-term liabilities	17,661	17,493
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	45,307	45,017
Retained earnings	135,453	137,780
Treasury stock	(18,180)	(18,662)
Accumulated other comprehensive loss	(16,891)	(17,767)
Total stockholders' equity	145,800	146,479
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$373,420	$396,556

Non-GAAP Disclosures

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) which is a non-GAAP financial measure. The Company believes that EBITDA is useful to investors in order to provide a more complete understanding of the ongoing operations of the Company’s business in order to enhance investors' understanding of our day to day operations. In addition, management believes that these non-GAAP financial measures are useful to investors in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis. Additionally, EBITDA is a financial measurement that management and the Board of Directors use in the determination of certain compensation programs. Management believes that these measures provide useful information to investors because they will assist investors in evaluating earnings performance on a comparable year-over-year basis.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA is presented below (in thousands):

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
EBITDA Reconciliation
Net loss, as reported	$(2,022)	$(2,422)
Interest expense, net	1,887	2,052
Income tax expense	525	431
Depreciation expense	2,944	3,282
Amortization expense	1,785	1,759
Total EBITDA	$5,119	$5,102